Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Juliet Cunningham, Vice President, Investor Relations, ir@alere.com, 858.805.2232

Alere Inc. Announces Completion of Offering of $425 Million of Senior Subordinated Notes

WALTHAM, Mass., June 24, 2015 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that it has completed its previously announced offering of $425 million of senior subordinated notes. The notes will bear interest at a rate of 6.375% per year, payable semi-annually on January 1 and July 1 of each year, beginning on January 1, 2016, and will mature on July 1, 2023 unless earlier redeemed. The Company intends to use the net proceeds from the offering to redeem, effective as of October 1, 2015, all of its outstanding $400 million aggregate principal amount of 8.625% senior subordinated notes due 2018 and to pay a portion of related redemption fees, premiums, costs and expenses and accrued interest on such notes. The Company exercised its right immediately to satisfy and discharge all of its obligations with respect to the 8.625% senior subordinated notes, subject to settlement of the redemption on October 1, 2015. As a result of this refinancing, the Company expects to save approximately $2 million in quarterly interest expense.

The private placement was made to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been, and will not be, registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the use of proceeds. These statements reflect the Company’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions and unanticipated expenses. The Company undertakes no obligation to update any forward-looking statements contained herein.